Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2022

- Revenue for Second Quarter of Fiscal 2023 Increased 31.5% to $496.5 million -
- Record Quarterly EPS of $1.10 for Second Quarter of Fiscal 2023 -
- Increases Fiscal 2023 Modeling Assumptions, Expects Fiscal 2023 EPS in Range of $3.70-$4.00 -

West Fargo, ND – August 25, 2022 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2022.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We are pleased to deliver second quarter earnings per share of $1.10 — which marks the highest quarterly earnings performance in our Company's history. This is the result of our team's unrelenting focus on customer service and operating efficiencies, which have translated to a consolidated pre-tax margin of 6.7%. Each of our operating segments contributed to these results, demonstrating our commitment to drive higher rates of pre-tax margin across our entire organization. Our Agriculture segment continues to perform well, and we expect this momentum to continue through the balance of fiscal 2023 with timely deliveries of inventory. Our Construction segment is also experiencing strong equipment demand and notable strength in parts, service and rental resulting in improved pre-tax margin. And, within our International segment, our business is proving to be resilient, particularly within our Ukraine market, where the farming industry has forged ahead with great resolve amid a very turbulent environment due to the ongoing conflict."
Fiscal 2023 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2023, revenue increased to $496.5 million compared to $377.6 million in the second quarter last year. Equipment sales were $375.2 million for the second quarter of fiscal 2023, compared to $272.7 million in the second quarter last year. Parts sales were $77.7 million for the second quarter of fiscal 2023, compared to $65.3 million in the second quarter last year. Revenue generated from service was $33.4 million for the second quarter of fiscal 2023, compared to $29.7 million in the second quarter last year. Revenue from rental and other was $10.3 million for the second quarter of fiscal 2023, compared to $9.9 million in the second quarter last year.
Gross profit for the second quarter of fiscal 2023 was $102.7 million, compared to $75.0 million in the second quarter last year. The Company's gross profit margin increased to 20.7% in the second quarter of fiscal 2023, compared to 19.9% in the second quarter last year. Gross profit margin primarily increased due to stronger equipment margins, which were partially offset by revenue mix, with a greater proportion of equipment revenue in the second quarter of fiscal 2023, versus higher margin parts and service revenue, as compared to the second quarter of the prior year.
Operating expenses increased by $11.8 million to $68.8 million for the second quarter of fiscal 2023, compared to $57.1 million in the second quarter last year, primarily due to higher variable expenses on increased revenues, as well as acquisition related expenses on the Heartland Ag Systems transaction that closed earlier this month. Operating expenses as a percentage of revenue decreased 120 basis points to 13.9% for the second quarter of fiscal 2023, compared to 15.1% of revenue in the prior year period.
Floorplan and other interest expense was $1.6 million in the second quarter of fiscal 2023, compared to $1.5 million for the same period last year.

In the second quarter of fiscal 2023, net income was $25.0 million, or earnings per diluted share of $1.10, compared to net income of $11.2 million, or earnings per diluted share of $0.50, for the second quarter of last year.
On an adjusted basis, net income for the second quarter of fiscal 2023 was $25.0 million, or adjusted earnings per diluted share of $1.10, compared to adjusted net income of $12.7 million, or adjusted earnings per diluted share of $0.56, for the second quarter of last year.
The Company generated $40.2 million in adjusted EBITDA in the second quarter of fiscal 2023, compared to $23.5 million in the second quarter of last year.
Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2023 was $349.0 million, compared to $219.4 million in the second quarter last year. The sales increase was positively impacted by the acquisitions of Jaycox Implement and Mark's Machinery, which closed in December 2021 and April 2022, respectively. Pre-tax income for the second quarter of fiscal 2023 was $24.9 million, and included a $2.6 million benefit recognized on the expected achievement of annual manufacturer incentives. This compared to $12.1 million of pre-tax income in the second quarter last year.
Construction Segment - Revenue for the second quarter of fiscal 2023 was $70.0 million, compared to $80.9 million in the second quarter last year. While revenue was lower versus the prior year period due to the lost sales contributions from the Company’s fiscal 2022 fourth quarter divestiture of construction stores in Montana and Wyoming and our fiscal 2023 first quarter divestiture of our consumer products store in North Dakota, same-store sales increased 14.9%. Pre-tax income for the second quarter of fiscal 2023 was $3.9 million, and compared to $2.8 million in the second quarter last year.
International Segment - Revenue for the second quarter of fiscal 2023 was $77.6 million, compared to $77.3 million in the second quarter last year, while on a constant currency basis revenue was up $8.8 million or 11.3%. Pre-tax income for the second quarter of fiscal 2023 was $5.9 million. This compares to pre-tax income of $0.4 million in the second quarter last year. Adjusted pre-tax income for the second quarter of fiscal 2023 was $5.9 million, which excludes a negligible adjustment, compared to $1.9 million in the second quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the second quarter of fiscal 2023 was $142.1 million. Inventories increased to $556.4 million as of July 31, 2022, compared to $421.8 million as of January 31, 2022. This inventory increase includes increases in new equipment inventory of $129.9 million and parts inventory of $13.2 million, which is partially offset by a $9.3 million decrease in used equipment inventory. Outstanding floorplan payables were $274.2 million on $743.0 million total available floorplan lines of credit as of July 31, 2022, compared to $135.4 million outstanding floorplan payables as of January 31, 2022.
In the first six months of fiscal 2023, net cash used for operating activities was $21.0 million, compared to net cash provided by operating activities of $28.6 million in the first six months of fiscal 2022.
Additional Management Commentary
Mr. Meyer added, "The integration of our Heartland Ag Systems acquisition is already well underway since closing in early August. Our teams are working hard to efficiently establish a complete distribution model that covers both the farmer and commercial applicator markets. This acquisition provides us the ability to generate significant revenue synergies through equipment packaging opportunities with the commercial applicator customer, and also provides additional avenues of growth as we leverage our expansive parts and service network for the commercial applicator market. We share remarkably similar cultures focused on exceptional customer service and look forward to the Heartland team's future contributions."

“We are in a great position to sustain our sales growth and as a result, we are increasing our modeling assumptions for both revenue and earnings per share for the second half of fiscal 2023. The sustained strength of our financial performance over the past two years reflects a combination of strong macro forces and our efficient operating structure. As we look ahead to fiscal 2024, we believe that these dynamics will continue to support a strong agriculture economy. We expect that equipment availability will remain constrained due to ongoing supply chain challenges of our suppliers, together with new cash crop equipment allocations and shorter pricing windows for fiscal 2024. However, we believe that the industry supply limitations and ongoing strong demand will extend the current favorable agriculture industry cycle and create an opportunity for Titan Machinery to continue demonstrating the strong earnings power of our business.”
Fiscal 2023 Modeling Assumptions
The following are the Company's current expectations for fiscal 2023 modeling assumptions.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 50-55%	Up 37-42%
Construction(2)	Down 5-10%	Down 10-15%
International(3)	Down 0-5%	Down 0-5%

Diluted EPS(4)	$3.70 - $4.00	$2.90 - $3.20

(1) Includes the full year impact of the Jaycox acquisition, which closed in December 2021, the partial year impact of the Mark's Machinery acquisition, which closed in April 2022, and the expected partial year impact of the Heartland acquisition, which closed in August 2022.
(2) Includes the full year impact of the Montana and Wyoming divestiture in January 2022 and the partial year impact of the North Dakota divestiture in March 2022. Adjusting full year fiscal 2022 revenue by approximately $73 million, representing the fiscal 2022 revenue of these divested stores, results in a same-store sales assumption of up approximately 15-20%.
(3) Includes a reduction in revenue of approximately 45% from our Ukrainian subsidiary compared to fiscal 2022.
(4) Includes an estimated loss of approximately $0.05 per share from our Ukrainian subsidiary.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 8, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13732266.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. The non-

GAAP financial measures in this release include adjustments for Ukraine remeasurement gains/losses and impairment charges. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, and adjusted income (loss) before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding the Heartland acquisition and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2023 and may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, the performance of our Ukrainian subsidiary within our International segment, inventory availability expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, our ability to successfully integrate and realize growth opportunities and synergies in connection with the Heartland acquisition, the risk that we assume unforeseen or other liabilities in connection with the Heartland acquisition and the impact of any conditions or obligations imposed on us under the new Case IH dealer agreements for the commercial application equipment business. In addition, risks also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan Machinery’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan Machinery disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2022	January 31, 2022
Assets
Current Assets
Cash	$142,057	$146,149
Receivables, net of allowance for expected credit losses	96,369	94,287
Inventories, net	556,383	421,758
Prepaid expenses and other	17,736	28,135
Total current assets	812,545	690,329
Noncurrent Assets
Property and equipment, net of accumulated depreciation	188,964	178,243
Operating lease assets	51,888	56,150
Deferred income taxes	2,239	1,328
Goodwill	9,535	8,952
Intangible assets, net of accumulated amortization	11,480	10,624
Other	1,220	1,041
Total noncurrent assets	265,326	256,338
Total Assets	$1,077,871	$946,667

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$28,344	$25,644
Floorplan payable	274,244	135,415
Current maturities of long-term debt	6,650	5,876
Current operating lease liabilities	9,465	9,601
Deferred revenue	91,819	134,146
Accrued expenses and other	42,856	59,339
Income taxes payable	6,289	4,700
Total current liabilities	459,667	374,721
Long-Term Liabilities
Long-term debt, less current maturities	86,500	74,772
Operating lease liabilities	50,998	55,595
Deferred income taxes	1,991	2,006
Other long-term liabilities	4,438	4,374
Total long-term liabilities	143,927	136,747
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	255,188	254,455
Retained earnings	225,414	182,916
Accumulated other comprehensive loss	(6,325)	(2,172)
Total stockholders' equity	474,277	435,199
Total Liabilities and Stockholders' Equity	$1,077,871	$946,667

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Revenue
Equipment	$375,216	$272,733	$731,582	$548,713
Parts	77,693	65,317	146,255	127,942
Service	33,365	29,676	62,887	57,379
Rental and other	10,269	9,904	16,825	16,300
Total Revenue	496,543	377,630	957,549	750,334
Cost of Revenue
Equipment	323,988	240,332	634,222	484,008
Parts	52,706	46,089	100,015	90,529
Service	11,072	9,771	21,832	19,065
Rental and other	6,078	6,420	10,087	10,737
Total Cost of Revenue	393,844	302,612	766,156	604,339
Gross Profit	102,699	75,018	191,393	145,995
Operating Expenses	68,828	57,074	132,980	113,516
Impairment of Intangible and Long-Lived Assets	—	1,498	—	1,498
Income from Operations	33,871	16,446	58,413	30,981
Other Income (Expense)
Interest and other income	873	654	1,365	1,320
Floorplan interest expense	(245)	(350)	(499)	(768)
Other interest expense	(1,349)	(1,118)	(2,545)	(2,222)
Income Before Income Taxes	33,150	15,632	56,734	29,311
Provision for Income Taxes	8,191	4,383	14,235	7,515
Net Income	$24,959	$11,249	42,499	21,796

Diluted Earnings per Share	$1.10	$0.50	$1.88	$0.97
Diluted Weighted Average Common Shares	22,392	22,276	22,357	22,220

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2022	2021
Operating Activities
Net income	$42,499	$21,796
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,987	10,602
Impairment	—	1,498
Other, net	5,122	4,893
Changes in assets and liabilities
Inventories	(137,708)	(17,166)
Manufacturer floorplan payable	105,415	56,436
Other working capital	(47,268)	(49,498)
Net Cash Provided by (Used for) Operating Activities	(20,953)	28,561
Investing Activities
Property and equipment purchases	(14,507)	(19,834)
Proceeds from sale of property and equipment	1,628	420
Acquisition consideration, net of cash acquired	(7,675)	—
Other, net	(182)	12
Net Cash Used for Investing Activities	(20,736)	(19,402)
Financing Activities
Net change in non-manufacturer floorplan payable	35,716	(22,731)
Net proceeds from long-term debt and finance leases	4,536	1,334
Other, net	(689)	(976)
Net Cash Provided by (Used for) Financing Activities	39,563	(22,373)
Effect of Exchange Rate Changes on Cash	(1,966)	(192)
Net Change in Cash	(4,092)	(13,406)
Cash at Beginning of Period	146,149	78,990
Cash at End of Period	$142,057	$65,584

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2022	2021	% Change	2022	2021	% Change
Revenue
Agriculture	$348,956	$219,364	59.1%	$667,503	$448,915	48.7%
Construction	70,022	80,943	(13.5)%	136,986	149,550	(8.4)%
International	77,565	77,323	0.3%	153,060	151,869	0.8%
Total	$496,543	$377,630	31.5%	$957,549	$750,334	27.6%

Income Before Income Taxes
Agriculture	$24,895	$12,067	106.3%	$41,344	$23,292	77.5%
Construction	3,923	2,815	39.4%	7,132	2,953	141.5%
International	5,870	430	n/m	10,195	3,238	n/m
Segment Income Before Income Taxes	34,688	15,312	126.5%	58,671	29,483	99.0%
Shared Resources	(1,538)	320	n/m	(1,937)	(172)	n/m
Total	$33,150	$15,632	112.1%	$56,734	$29,311	93.6%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Adjusted Net Income
Net Income	$24,959	$11,249	$42,499	$21,796
Adjustments
Impairment charges	—	1,498	—	1,498
Ukraine remeasurement (gain) / loss (1)	21	(53)	315	(183)
Total Adjustments	21	1,445	315	1,315
Adjusted Net Income	$24,980	$12,694	$42,814	$23,111

Adjusted Diluted EPS
Diluted EPS	$1.10	$0.50	$1.88	$0.97
Adjustments (2)
Impairment charges	—	0.07	—	0.07
Ukraine remeasurement (gain) / loss (1)	—	(0.01)	0.01	(0.01)
Total Adjustments	—	0.06	0.01	0.06
Adjusted Diluted EPS	$1.10	$0.56	$1.89	$1.03

Adjusted Income Before Income Taxes
Income Before Income Taxes	$33,150	$15,632	$56,734	$29,311
Adjustments
Impairment charges	—	1,498	—	1,498
Ukraine remeasurement (gain) / loss	21	(53)	315	(183)
Total Adjustments	21	1,445	315	1,315
Adjusted Income Before Income Taxes	$33,171	$17,077	$57,049	$30,626

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$5,870	$430	$10,195	$3,238
Adjustments
Impairment charges	—	1,498	—	1,498
Ukraine remeasurement (gain) / loss	21	(53)	315	(183)
Total Adjustments	21	1,445	315	1,315
Adjusted Income Before Income Taxes	$5,891	$1,875	$10,510	$4,553

Adjusted EBITDA
Net Income	$24,959	$11,249	$42,499	$21,796
Adjustments
Interest expense, net of interest income	1,283	1,049	2,392	2,100
Provision for income taxes	8,191	4,383	14,235	7,515
Depreciation and amortization	5,781	5,395	10,987	10,602
EBITDA	40,214	22,076	70,113	42,013
Adjustments
Impairment charges	—	1,498	—	1,498
Ukraine remeasurement (gain) / loss	21	(53)	315	(183)
Total Adjustments	21	1,445	315	1,315
Adjusted EBITDA	$40,235	$23,521	$70,428	$43,328

(1) Due to the income tax valuation allowance on the Ukrainian and German subsidiaries, there are no tax adjustments of the Ukraine remeasurement (gain)/loss for the periods ending July 31, 2022 and 2021 or the impairment charge for the periods ending July 31, 2021.
(2) Adjustments are net of amounts allocated to participating securities where applicable.